Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of September 6, 2018 (the “Effective Date”), by and between Kodiak Sciences Inc., a Delaware corporation (the “Company”), and John A. Borgeson (the “Executive”).

RECITALS

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, for such purposes and upon the terms and conditions hereinafter provided; and

WHEREAS, the parties wish to establish the terms of the Executive’s continued employment with the Company and set out fully their respective rights, obligations and duties.

NOW, THEREFORE, in consideration of the promises and the terms and conditions set forth in this Agreement, the parties hereby agree as follows:

AGREEMENT

1. Employment by the Company.

(a) Title and Capacity. The Company and Executive hereby agree to continue the Executive’s employment with the Company, effective as of the Effective Date, under the terms set forth in this Agreement. The Executive will continue to serve as the Senior Vice President and Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer. During the Executive’s employment with the Company, the Executive will devote substantially all of Executive’s business time and attention to the business of the Company, except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies, or as otherwise set forth herein.

(b) Duties and Location. The Executive shall perform such duties as are ordinary, customary and necessary in such role as carried out for a biopharmaceutical company and consistent with the Company’s objectives to discover, develop, obtain approval, commercialize and sell its own pharmaceutical products, and to become registered to sell its securities to the public. The Executive shall perform any duties as are assigned to the Executive from time to time, consistent with the Bylaws of the Company and as required by the Chief Executive Officer. The Company reserves the right to reasonably require the Executive to perform Executive’s duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.

(c) Company Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company that are made available to Executive, except that when the terms of this Agreement differ from or are in conflict with such general employment policies or practices, this Agreement shall control.

2. Compensation and Benefits.

(a) Base Salary. The Company agrees to pay the Executive for services rendered an annual base salary of Three Hundred Six Thousand One Hundred and Sixty-Eight Dollars ($306,168) (increasing to Three Hundred and Ninety Three Thousand Dollars ($393,000) effective upon the IPO), subject to payroll withholding and deductions, and payable in accordance with Company’s customary payroll practice (the “Base Salary”). The Base Salary shall be reviewed periodically by the Company’s Chief Executive Officer; provided, however, that any such review will not necessarily result in an adjustment to the Base Salary. Any change in the Base Salary must be approved by the Chief Executive Officer.

(b) Targeted Incentive Bonus. The Executive is eligible to earn, in addition to the Base Salary and subject to the terms hereof and at the full discretion of the Chief Executive Officer, a targeted incentive bonus of thirty-five percent (35%) of Base Salary) (increasing to forty percent (40%) of Base Salary effective upon the IPO), subject to all applicable withholdings and deductions (the “Targeted Incentive Bonus”). Whether Executive earns a Targeted Incentive Bonus award shall be determined by the Company’s Chief Executive Officer in its discretion, based on the Executive’s and the Company’s performance against “goals” during the applicable fiscal year. The Targeted Incentive Bonus performance goals will be set by the Chief Executive Officer in conjunction with the Company’s Board of Directors or its authorized committee (in either case, the “Board”) at the beginning of each fiscal year. Subject to the terms of this Agreement, the Executive will not earn any bonus if Executive’s employment terminates for any reason before the end of the fiscal year. Any Targeted Incentive Bonus, if earned, shall be payable no earlier than the first payroll period in the new fiscal year, but in no event later than the end of the first quarter following the applicable fiscal year.

(c) Equity. Executive will be eligible to receive Company equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board will determine in its discretion whether Executive will be granted any Company equity awards and the terms of any Company equity award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(d) Benefits. The Executive (and, where applicable, the Executive’s qualified dependents) will be eligible to participate in health insurance and other employee benefit plans and policies established by the Company for its executive team from time to time on substantially the same terms as are made available to other such employees of the Company generally. The Executive’s participation (and the participation of the Executive’s qualified dependents) in the Company’s benefit plans and policies will be subject to the terms of the applicable plan documents and the Company’s generally applied policies, and the Company in its sole discretion may from time to time adopt, modify, interpret or discontinue such plans or policies.

(e) Expenses. The Company will reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the Executive’s discharge of the Company’s business, in accordance with the applicable Company policy as may be amended from time to time.

(f) Termination of Benefits. Except as set forth in Section 3 or as otherwise specified herein or in any other agreement between the Executive and the Company, if the Executive’s employment is terminated by the Company for any reason, with or without Cause, or if the Executive resigns the Executive’s employment voluntarily, with or without Good Reason, no compensation or other payments will be paid or provided to the Executive for periods following the Termination Date (as defined below) when such a termination of employment is effective, provided that any rights the Executive may have under the Company’s benefit plans shall be determined under the provisions of such plans. If the Executive’s employment terminates as a result of the Executive’s death or Disability, no compensation or payments will be made to the Executive or to the Executive’s estate, as the case may be, other than any Accrued Compensation (as defined below) and those benefits to which the Executive may otherwise be entitled under the benefit plans of the Company.

3. Compensation and Benefits Upon Termination of Employment. Upon termination of the Executive’s employment (such date of termination being referred to as the “Termination Date”), the Company will pay the Executive the compensation and benefits as described in this Section 3.

(a) General Benefits Upon Termination. The Company will pay the Executive, or Executive’s estate, as the case may be, all accrued but unpaid Base Salary, earned and awarded but unpaid Targeted Incentive Bonus compensation, approved but unpaid business expenses, and accrued but unused vacation (collectively, the “Accrued Compensation”), if any.

(b) Termination without “Cause” or for “Good Reason”. In the event that the Company terminates the Executive’s employment without Cause or, in the event the Executive terminates Executive’s employment for Good Reason: (i) the Executive shall be eligible to receive: (A) a lump sum payment equal to nine (9) months of Base Salary (or if such termination occurs during the Corporate Transaction Period (as defined below), twelve (12) months of Base Salary), subject to payroll withholding and deductions (“Severance Payment”), (B) a lump sum payment equal to the maximum Targeted Incentive Bonus, prorated for the portion of the fiscal year elapsed as of the Termination Date (or, if such termination occurs during the Corporate Transaction Period, the payment shall be calculated without any proration) (“Severance Bonus Amount”), and (C) the benefits set forth in Section 3(d), and (ii) the Executive shall be entitled to acceleration of vesting of such portion of the Executive’s outstanding Company equity awards as would have vested in the twelve (12)-month period following the Termination Date had the Executive continued to be employed by the Company for such period (or if such termination occurs simultaneously with or within twenty-four (24) months after a Corporate Transaction, acceleration of vesting of one hundred percent (100%) of the unvested portion of such Company equity awards), provided, however that in each case the receipt of the Severance Payment, the Severance Bonus Amount, benefits and accelerated vesting is expressly contingent upon the Executive’s execution and delivery of a release and waiver of claims agreement drafted by and satisfactory to counsel for the Company (the “Release”) executed and becoming effective within sixty (60) days following the Termination Date. The Severance Payment, Severance Bonus Amount, and benefits shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Commencement Date”). The foregoing notwithstanding, if the 60th day following the Termination Date occurs in the calendar year following the termination, then the Payment Commencement Date shall be no earlier than January 1st of such subsequent calendar year. The provision of payments and benefits pursuant to this Section shall be subject to the terms and conditions set forth on Exhibit A.

(c) Definitions.

(i) “Corporate Transaction” means any (A) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the members/shareholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting equity of the continuing or surviving entity after such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which the Company is a party, in which in excess of fifty percent (50%) of the Company’s voting equity securities is transferred, except for bona fide sales of the Company’s equity securities to investors for primarily fundraising purposes, or (C) a sale of substantially all of the assets of the Company.

(ii) “Corporate Transaction Period” means the period beginning three (3) months prior to a Corporate Transaction and ending twenty-four (24) months after such Corporate Transaction.

(iii) “Cause” means (A) Executive’s conviction of, including pleading guilty or nolo contendere to, any felony or any crime involving dishonesty; (B) Executive’s intentional participation in any fraud or act of dishonesty against the Company; (C) a material violation by Executive of any of the Company’s written policies or other serious misconduct, in each case that results in or is reasonably likely to result in material harm to Company that is not cured within thirty (30) days following written notice of Cause from the Company provided that a cure is possible; (D) Executive’s willful and continued failure substantially to perform any of Executive’s job duties that is not cured within thirty (30) days following written notice of Cause from the Company; (E) conduct by Executive which, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve that is not cured within thirty (30) days following written notice of Cause from the Company provided a cure is possible; or (F) Executive’s material breach of any agreement with the Company (or its subsidiaries or successors) that is not cured within thirty (30) days following written notice of such breach from the Company. In the event the Cause definition in this agreement differs from the Cause definition in the Plan, the definition in this Agreement shall control.

(iv) “Good Reason” means the occurrence of any one or more of the following events without the prior written consent of the Executive: (A) a material reduction in Base Salary or Targeted Incentive Bonus opportunity, or benefits, provided that any reduction in Base Salary (and any reduction in the dollar amount of the Executive’s Targeted Incentive Bonus opportunity resulting from such reduction in Base Salary) that is related to a cross-executive team base salary reduction shall not constitute “Good Reason”; (B) a material reduction in Executive’s title, duties, or responsibilities or change in reporting line; provided that a reassignment following a Corporate Transaction to a position that is substantially similar to the position held prior to the Corporate Transaction shall not constitute a material reduction in job responsibilities or duties; (C) a relocation of Executive’s primary work location that increases Executive’s one-way commute by more than fifty (50) miles; (D) failure of the successor company to assume obligations contained in any equity compensation agreement in place between Executive and the Company at the time of the Corporate Transaction; (F) any written directive given to Executive by the Chief Executive Officer or the Board that is in conflict with Executive’s professional obligations or otherwise in violation of applicable law or regulation, in all cases, of which the Chief Executive Officer or the Board has knowledge of such obligations or law or regulation prior to the issuance of such directive; or (G) the Company’s material breach of any equity compensation agreement in place between Executive and the Company or this Agreement; provided, however, that no such event or condition shall constitute Good Reason unless (i) the Executive gives the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (ii) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (iii) the Termination Date occurs within ninety (90) days following the Company’s receipt of such notice.

(v) “IPO” means the effective date of the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock.

(d) Benefits Continuation.

(i) COBRA. If the Executive’s employment is terminated pursuant to Section 3(b) and provided that the Executive is eligible for and elects to continue receiving group health and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company will, for a nine (9)-month period (or if such termination occurs during the Corporate Transaction Period, a twelve (12)-month period) following the Payment Commencement Date (the “Benefits Continuation Period”), continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage. The remaining balance of any premium costs shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.

(ii) Special Cash Payments. If the Company determines, in its sole discretion, that it cannot pay its share of the COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the Company’s share of the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the Benefits Continuation Period.

(iii) Alternative Eligibility. The above notwithstanding, in the event the Executive becomes eligible for health insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(d) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for health insurance coverage. Similarly, in the event the Executive becomes eligible for dental insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(d) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for dental insurance benefits. The Executive hereby represents that Executive will notify the Company in writing within three (3) days of becoming eligible for health or dental insurance benefits from a new employer during the Benefits Continuation Period.

(e) Death. This Agreement shall automatically terminate upon the death of the Executive and all monetary obligations of Company under Section 3 of this Agreement shall be prorated to the Termination Date and paid to the Executive’s estate.

(f) Disability. The Company may terminate the Executive’s employment for “Disability” if the Executive is unable, due to a physical or mental impairment, to perform the essential functions of the Executive’s job position, with or without reasonable accommodation, for a period of ninety (90) consecutive calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period, provided that the Company shall terminate for Disability only in compliance with the Family Medical Leave Act, and the Americans with Disabilities Act. Any dispute regarding the existence of Disability shall be resolved by a panel of three (3) physicians, which shall consist of one physician selected by the Company, one physician selected by the Executive, and one physician selected by such other two physicians. A termination of employment pursuant to this Section 3(f) shall constitute a termination for Cause.

4. Acceleration of Vesting Following a Corporate Transaction. If on the date twenty-four (24) months immediately following the consummation of any Corporate Transaction the Executive is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then one hundred percent (100%) of the Executive’s outstanding Company equity awards that remain unvested shall vest, effective as of the second anniversary of the Corporate Transaction subject to the execution of a Release and it becoming effective.

5. At-Will Employment. The Executive will continue to be an “at-will” employee of the Company, which means the employment relationship can be terminated by either the Executive or the Company for any reason, at any time, with or without prior notice and with or without Cause or Good Reason. The Company makes no promise that the Executive’s employment will continue for any particular period of time, nor is there any promise that it will be terminated only under particular circumstances. No raise or bonus, if any, shall alter the Executive’s status as an “at-will” employee or create any implied contract of employment. Discussion of possible or potential benefits in future years is not an express or implied promise of continued employment. No manager, supervisor or officer of the Company has the authority to change the Executive’s status as an “at-will” employee. The “at-will” nature of the employment relationship with the Executive can only be altered by a written agreement signed by the Executive and an authorized member of the Chief Executive Officer.

6. Director and Officer Liability Insurance; Indemnification. During the Executive’s employment hereunder, the Executive shall be entitled to the same indemnification and director and officer liability insurance as the Company and its affiliates maintain for other corporate officers.

7. Employee Confidential Information and Inventions Assignment Agreement. The Executive shall execute and deliver the Company’s standard Employee Confidential Information and Inventions Assignment Agreement set forth as Exhibit B hereto.

8. Attention to Duties; Conflict of Interest. Except with the prior written consent of the Company, the Executive will not while employed by the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which the Executive is a passive investor. The Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. The Company has consented to the Executive’s pursuit of the external obligations set forth in Exhibit C hereto, provided, however, that such activities do not materially interfere with the performance of the Executive’s duties under this Agreement, are not competitive with the Company’s business, and do not cause a conflict of interest (any such issue an “External Conflict”). The existence of an External Conflict shall be determined in the sole discretion of the Chief Executive Officer, based upon a reasonable discussion of the potential issue with the Executive. Upon written notice of the Company’s withdrawal of consent to external activities because of an External Conflict, the Executive shall cease the external activities either immediately (in the case of competition or conflict of interest), or within a reasonable period not longer than thirty (30) days, otherwise further pursuit of such external activities shall be deemed Cause for termination under Section 3(c)(iii)(F). Other than those set forth in Exhibit C, the Executive represents that the Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered to the Company. While employed by the Company, the Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. The Executive shall not invest in any company or business which competes in any manner with the Company, except as a passive investor, and for so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than two and a half percent (2.5%) of the voting stock of such corporation.

9. General Provisions.

(a) Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

(b) No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

(c) Assignment. This Agreement and all rights hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee assumes the Company’s obligations hereunder.

(d) Withholding. All sums payable to the Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(e) Entire Agreement. This Agreement, including the exhibits and agreements referred to herein (which are deemed incorporated by reference herein) constitute the entire and only agreement and understanding between the parties governing the terms and conditions of employment of the Executive with the Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings governing the terms and conditions of the Executive’s employment by the Company. In the event of any conflict between the terms of any other agreement between the Executive and the Company entered into prior to the Effective Date, the terms of this Agreement shall control.

(f) Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

(g) Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female references, and the word “or” is used in the inclusive sense.

(h) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by overnight courier, facsimile transmission, or the third day after mailing by first class mail) to the Company at its primary office location and to the Executive at Executive’s address as listed on the Company payroll (which address may be changed by written notice).

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(j) Governing Law, Forum Selection. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court located in Santa Clara County, California, and the Company and the Executive each consents to the jurisdiction of such a court.

IN WITNESS WHEREOF, the Company and the Executive have executed this Executive Employment Agreement as of the date first above written.

KODIAK SCIENCES INC.

By:	/s/ Victor Perlroth
Victor Perlroth, M.D.
Chief Executive Officer

JOHN A. BORGESON:

/s/ John A. Borgeson

EXHIBIT A

PAYMENTS SUBJECT TO SECTION 409A

1. Subject to this Exhibit A, any severance payments and benefits that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments and benefits, if any, to be provided to the Executive under the Agreement, as applicable:

(a) It is intended that each installment of the severance payments and benefits under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments or benefits shall be made on the dates and terms set forth in the Agreement.

(c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time set forth in the Agreement; and

(ii) Each installment of the severance payments and benefits due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

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3. The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

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EXHIBIT B

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Kodiak Sciences Inc., its subsidiaries, parents, affiliates, successors and assigns (together “Company”), and the compensation paid to me now and during my employment with Company, I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1.	CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Recognition of Company’s Rights; Nondisclosure; Exceptions. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein.

(a) At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. The foregoing, or anything to the contrary in this Agreement or any other agreement between the Company and me, notwithstanding:

(b) Pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c) It is understood that, at all such times, I am free to use information which was known to me prior to employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me.

(d) Nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, assay components, biological materials, cell lines, clinical data, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and

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quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4 Term of Nondisclosure Restrictions. I understand that there is no temporal limitation on my obligation not to use or disclose Confidential Information and Third Party Information, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2)-year period after the date my employment ends will be the temporal limitation applicable to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law. I understand that nothing in this Agreement prevents me from engaging in protected activity, as described in Section 13 below.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	ASSIGNMENTS OF INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions and Other Inventions. Attached hereto as Exhibit 1 is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in

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any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3 Assignment of Company Inventions. Inventions assigned to Company, or to a third party as directed by Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Exhibit 1 and Other Inventions, I hereby assign, grant and convey to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a), provided that that nothing herein shall forbid or restrict the right of Company to provide for full title to certain patents and Inventions to be in the United States, as required by contracts between the Company and the United States or any of its agencies.

2.5 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of California Labor Code sections 2780, 2782 ; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under California Labor Code sections 2780, 2782. I will preserve the confidentiality of any Invention that does not fully qualify for protection under California Labor Code sections 2780, 2782.

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product.

(a) I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will

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execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact.

6.	REASONABLENESS OF RESTRICTIONS.

6.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

6.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

6.3 If the court declines to enforce this Agreement in the manner provided in subsection 6.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

8. RETURN OF COMPANY PROPERTY. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material

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containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including any storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

9.	LEGAL AND EQUITABLE REMEDIES.

9.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

9.2 In the event Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 will remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

10. NOTICES. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

11.	PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYER OR BUSINESS ASSOCIATES OF EMPLOYEE.

11.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

11.2 I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

12.	GENERAL PROVISIONS.

12.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

12.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

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12.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

12.4 Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

12.5 Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

12.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

12.8 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

12.9 Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.4 and 2.7) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

13. PROTECTED ACTIVITY NOT PROHIBITED. I understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Government Agencies. I further understand that I am not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, I hereby acknowledge that the Company has provided me with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit 2.

[Signatures to follow on next page]

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This Agreement will be effective as of September 6, 2018.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT 1 TO THIS AGREEMENT.

/s/ Victor Perlroth		9/20/2018
Victor Perlroth, M.D.		Date
Chief Executive Officer
ACCEPTED AND AGREED TO:

By:	/s/ John A. Borgeson	9/20/2018
	John A. Borgeson	Date

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EXHIBIT 1

EXCLUDED INVENTIONS

TO:	Kodiak Sciences Inc. (“Company”)

FROM:	John A. Borgeson

DATE:	September 6, 2018

SUBJECT:	Excluded Inventions (See Section 2.2 of the Agreement)

I.

Disclosable Excluded Inventions. Except as listed in Section II below, the following is a complete list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

II.

Confidential Excluded Inventions. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section I above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.________________________________

2.________________________________

3.________________________________

☐	Additional sheets attached.

III.	Limited Exclusion Notification.

NOTICE REQUIRED BY CALIFORNIA LABOR CODE SECTION 2872:

This is to notify you in accordance with Section 2872 of the California Labor Code, as set forth in Attachment 1, that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.	Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.	Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

Attachment 1

California Labor Code Provisions

Section 2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Section 2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

Section 2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

EXHIBIT 2

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

EXHIBIT C

PERMITTED EXTERNAL ACTIVITIES

1.

ALX Oncology Inc. (formerly Alexo Therapeutics Inc.): Continue to serve as an outside advisor during the time period and subject to the limitations set forth in Section 8 of the Executive Employment Agreement.

C-1